Exhibit 99.1

MCI to Discuss Latest Offer with Qwest

ASHBURN, Va., April 1, 2005 -- MCI, Inc. (NASDAQ: MCIP) today announced its intention to re-engage with Qwest to review Qwest's March 31, 2005 proposal to acquire the company. MCI has received a waiver from Verizon enabling it to engage in discussions with Qwest at any time until the date of the MCI shareholder vote on the proposed Verizon transaction. That date has not yet been set.

About MCI
MCI, Inc. (NASDAQ: MCIP) is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry's most expansive global IP backbone, based on the number of company-owned points of presence, and wholly-owned data networks, MCI develops the converged communications products and services that are the foundation for commerce and communications in today's market. For more information, go to www.mci.com.

FORWARD-LOOKING STATEMENTS

This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: a significant change in the timing of, or the imposition of any government conditions to, the closing of the previously announced proposed transaction between MCI and Verizon; actual and contingent liabilities; and the extent and timing of our ability to obtain revenue enhancements and cost savings following the transaction. Additional factors that may affect the future results of MCI and Verizon are set forth in their respective filings with the Securities and Exchange Commission, which are available at investor.verizon.com/SEC/ and www.mci.com/about/investor_relations/sec/.

Additional Information and Where to Find It

In connection with the previously announced proposed transaction between MCI and Verizon, a registration statement, including a proxy statement of MCI, and other materials will be filed with the Securities and Exchange Commission (“SEC”). We urge investors to read these documents when they become available because they will contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, as well as other filed documents containing information about MCI and Verizon, at www.sec.gov, the SEC’s website. Investors may also obtain free copies of these documents at www.verizon.com/investor, or by request to Verizon Communications Inc., Investor Relations, 1095 Avenue of the Americas, 36th Floor, New York, NY 10036. Free copies of MCI’s filings are available at www.mci.com/about/investor_relations, or by request to MCI, Inc., Investor Relations, 22001 Loudoun County Parkway, Ashburn, VA 20147.

Participants in the Solicitation

MCI, Verizon, and their respective directors, executive officers, and other employees may be deemed to be participants in the solicitation of proxies from MCI shareowners with respect to the previously announced proposed transaction between MCI and Verizon. Information about MCI’s directors and executive officers is available in MCI’s annual report on Form 10-K for the year ended December 31, 2003. Information about Verizon’s directors and executive officers is available in Verizon’s proxy statement for its 2005 annual meeting of shareholders, dated March 21, 2005. Additional information about the interests of potential participants will be included in the registration statement and proxy statement and other materials filed with the SEC.